U.S. SECURITIES AND EXCHANGE
                           COMMISSION WASHINGTON, D.C.
                                      20549

                                   FORM 12b-25

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                          NOTIFICATION OF LATE FILING          SEC FILE NUMBER
                                                                    000-51431
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                                   (Check One):                  CUSIP NUMBER
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            |_|  Form 10-K and Form 10-KSB |_|  Form 20-F |_|  Form 11-K

            |X|  Form 10-Q and Form 10-QSB |_|  Form N-SAR

                  For Period Ended: March 31, 2006

                       |_| Transition Report on Form 10-K

                       |_| Transition Report on Form 20-F

                       |_| Transition Report on Form 11-K

                       |_| Transition Report on Form 10-Q

                       |_| Transition Report on Form N-SAR

                        For the Transition Period Ended:


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      Read Attached Instruction Sheet Before Preparing From. Please Print or
Type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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Part I - Registrant Information

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
         Full Name of Registrant:                    Chardan North China Acquisition Corporation
         Former Name if Applicable:                  Not Applicable
         Address of Principal Executive Office:      625 Broadway, Suite 1111
                                                     San Diego, California 92101



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Part II - Rules 12b-25(b) and (c)

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         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on
|_| Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative

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      State below in reasonable detail the reason why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and 10-QSB, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

      The Registrant is unable to file its Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006 by the prescribed date without unreasonable effort or expense because the Company is still in the process of compiling the financial information required to be included in the Form 10-QSB.

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Part IV - Other Information

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      (1) Name and telephone number of person to contact in regard to this notification:

       Kerry Propper                                        (212) 249-7030
       Chief Financial Officer

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

|X|  Yes     |_|  No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

|_|  Yes     |X|  No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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Signature

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                   Chardan North China Acquisition Corporation

                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  May 16, 2006                   By:      /s/ Kerry Propper
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                                               Kerry Propper
                                               Chief Financial Officer